Plantronics, Inc.

Executive Incentive Plan

1.     Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.
(a)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
(b)“Award” means, with respect to each Participant, the award determined pursuant to Section 4(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 4(a) to eliminate or reduce the Award otherwise payable. For purposes of applying the Maximum Award limitation, the Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.
(c)“Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
(d)“Board” means the Board of Directors of the Company.
(e)“Change of Control” means:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).
(h)“Company” means Plantronics, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).
(i)“Determination Date” means the latest possible date that will not jeopardize a Target Award or Award’s qualification as Performance-Based Compensation.
(j)“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
(k)“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
(l)“Fiscal Year” or “Plan Year” means a fiscal year of the Company.
(m)“Maximum Award” means as to any Participant for all Performance Periods ending during any Fiscal Year, $5,000,000.
(n)“Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

(o)“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3(f) in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
(p)“Performance-Based Compensation” means compensation that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m).
(q)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: stock price, revenue, profit, bookings, cash flow, customer development, customer retention, customer satisfaction, sales channel retention, sales channel satisfaction, sales channel development, associate retention, associate satisfaction, associate development, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings, earnings per share, diluted or basic, earnings per share from continuing operations, diluted or basic, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, pre-tax profit, net asset turnover, asset utilization, inventory turnover, capital expenditures, net earnings, operating earnings, gross or operating margin, profit margin, debt, working capital, return on equity, return on net assets, return on total assets, return on capital, return on investment, return on sales, net or gross sales, market share, economic value added, cost of capital, change in assets, technical development, expense reduction levels, debt reduction, productivity, new product introductions, delivery performance, implementation or improvement of new or existing business systems, individual objectives, and total stockholder return. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. Prior to the Determination Date, the Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to or at the time of establishing Performance Goals for a Performance Period and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of a Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.
(r)“Performance Period” means any period, as determined by the Committee in its sole discretion.
(s)“Plan” means this Executive Incentive Plan, as amended and restated, as set forth in this instrument and as hereafter amended from time to time.
(t)“Section 162(m)” means Code Section 162(m), or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
(u)“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3(e).
(v)Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3.     Plan Administration.

(a)Committee Administration. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;
(ii)to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
(iii)to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
(b)Committee Determinations. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(c)Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.
(d)Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.
(e)Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.
(f)Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals, as determined by the Committee. Notwithstanding the preceding, in no event shall a Participant’s Award for any Fiscal Year exceed the Maximum Award.

4.     Determination of Awards; Award Payment.

(a)Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) determine what Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or Disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period, and (c) determine what Award, if any, will be paid in the event of a Termination of Employment other than as the result of the Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Award would have otherwise been earned had the Participant remained employed through the end of the Performance Period.
(b)Continued Employment. Unless the Committee provides otherwise in writing, and subject to the terms and conditions of the Plan, a Participant must remain employed through the end of a Performance Period to earn an Award.
(c)Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(d)Form of Distributions. The Company shall distribute all Awards to the Participant in cash in a single lump sum unless otherwise deferred in accordance with Section 3(f).
(e)Timing of Distributions. Subject to Section 3(f) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than the later of (i) March 15 of the year following the year in which the Award has been earned and is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month of the Fiscal Year following the Fiscal Year during which the Participant’s Award has been earned and is no longer subject to a substantial risk of forfeiture.
(f)Deferral. The Committee may permit Participants to elect to defer payment of their Awards in a manner satisfying the requirements of Code Section 409A.
(g)Payment in the Event of Death. If a Participant dies prior to the payment of an Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.
(h)Compensation Recovery Policy. The Committee, in its sole discretion, may require a Participant to forfeit, return or reimburse to the Company all or a portion of any Award received in accordance with any then-effective Company compensation clawback or recovery policy, as may be established or amended from time to time. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.

5.     Term of Plan. The Plan shall first apply to the 2018 Plan Year and all subsequent Plan Years, unless it is not approved at the 2017 annual meeting of the Company’s stockholders, in which case it shall terminate. Once approved by the Company’s stockholders, the Plan shall continue until the earlier of (i) the five (5) year anniversary of its approval date at the 2017 annual meeting of the Company’s stockholders, or (ii) the date it is terminated under Section 6 of the Plan.

6.     Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable here-under to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

7.     Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal, state and local tax and withholding requirements.

8.     At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.

9.     Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.     Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Code Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Code Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Code Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Code Section 409A or any other section of the Code or other tax rule or regulation.

11.     Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

12.     Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy or to the limited extent permitted by Section 12 of the Plan. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

13.     Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

14.     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.     Governing Law. The Plan shall be governed by the laws of the State of California.